UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2006
Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50770	77-0547089

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 W. California Avenue; Suite 200; Sunnyvale, California	94086

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (408) 331-8600

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On December 1, 2006, Leadis Technology, Inc. (“Leadis”) issued a press release announcing the election of Byron Bynum to its Board of Directors (the “Board”) effective November 29, 2006. Upon his election to the Board, Mr. Bynum was automatically granted a non-statutory stock option to purchase 40,000 shares of Leadis Common Stock under the Leadis 2004 Non-Employee Directors’ Stock Option Plan, with an exercise price equal to the closing price as reported on the Nasdaq Global Market on November 28, 2006. The option is subject to a four-year vesting schedule and has a term of six years. Mr. Bynum is also eligible to receive quarterly compensation $7,500 for serving on the Board plus additional compensation for serving on Committees of the Board as provided by the Leadis Non-Employee Director Cash Compensation Policy. Directors are also entitled to reimbursement of expenses incurred in attending Board meetings. Mr. Bynum will serve as a member of the Compensation Committee of the Board.
     On December 1, 2006, Leadis also announced the voluntary resignations of Lip-Bu Tan and Arati Prabhakar from its Board, effective November 29, 2006. Mr. Tan had served as Leadis’ lead independent director since May 2004. In addition, Mr. Tan served as the Chairman of the Nominating and Governance Committee and as a member of the Compensation Committee since March 2004. In addition to serving on the Board, Dr. Prabhakar served as the Chairman of the Compensation Committee since March 2004 and as a member of the Audit Committee from March 2004 to March 2006.
     In light of Mr. Tan’s departure, the Board of Directors has elected Jack Saltich as the new lead independent director.
     The press release announcing the changes to Leadis’s Board of Directors is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated December 1, 2006, announcing changes to the Leadis Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leadis Technology, Inc.

Date: December 1, 2006	/s/ Victor K. Lee

Victor K. Lee
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
99.1	Press release dated December 1, 2006, announcing changes to the Leadis Board of Directors.